EXHIBIT 2.1

AGREEMENT AND PLAN
OF REORGANIZATION AND MERGER

BY AND AMONG

PEOPLE’S COMMUNITY CAPITAL
CORPORATION

PEOPLE’S COMMUNITY BANK
OF SOUTH CAROLINA

AND

FIRST CITIZENS BANK
AND TRUST COMPANY, INC.

OCTOBER 18, 2004

TABLE OF CONTENTS

ARTICLE I.  THE MERGER

1.01	Nature of Transaction; Plan of Merger	2
1.02	Effect of Merger; Surviving Corporation	2
1.03	Assets and Liabilities of PCCC and PCB	2
1.04	Conversion and Exchange of Stock	2
	(a) Conversion of PCCC Stock	2
	(b) Cancellation of PCB Stock	3
	(c) Exchange and Payment Procedures; Surrender of Certificates	3
	(d) Antidilutive Adjustments	3
	(e) Dissenters	3
	(f) Lost Certificates	3
1.05	Articles of Incorporation, Bylaws and Management	3
1.06	Closing; Effective Time	3

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PCCC AND PCB

2.01	Organization; Standing; Power	4
2.02	Capital Stock and Securities	4
2.03	Principal Shareholders	5
2.04	Subsidiaries	5
2.05	Convertible Securities, Options, Etc.	5
2.06	Authorization and Validity of Agreement	5
2.07	Validity of Transactions; Absence of Required Consents or Waivers	6
2.08	PCCC Books and Records	6
2.09	PCCC Reports	6
2.10	PCCC Financial Statements	6
2.11	PCCC Tax Returns and Other Tax Matters	7
2.12	Absence of Material Adverse Changes or Certain Other Events	7
2.13	Absence of Undisclosed Liabilities	8
2.14	Compliance with Existing Obligations	8
2.15	Litigation and Compliance with Law	8
2.16	Real Properties	9
2.17	Loans, Accounts, Notes and Other Receivables	9
2.18	Securities Portfolio and Investments	10
2.19	Personal Property and Other Assets	10
2.20	Patents and Trademarks	10
2.21	Environmental Matters	11
2.22	Absence of Brokerage or Finders Commissions	12
2.23	Material Contracts	12
2.24	Employment Matters; Employee Relations	13
2.25	Employment Agreements; Employee Benefit Plans	13
2.26	Insurance	15
2.27	Insurance of Deposits	15
2.28	Indemnification Obligations	16
2.29	Obstacles to Regulatory Approval	16
2.30	Disclosure	16

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FCB

3.01	Organization; Standing; Power	16
3.02	Authorization and Validity of Agreement	16
3.03	Validity of Transactions; Absence of Required Consents or Waivers	17
3.04	Financing	17
3.05	Obstacles to Regulatory Approval	17
3.06	Disclosure	17

ARTICLE IV. COVENANTS OF PCCC AND PCB

4.01	Affirmative Covenants of PCCC and PCB	17
	(a) PCCC Shareholders' Meeting; Proxy Statement; Recommendation	17
	(b) Conduct of Business Prior to Effective Time	18
	(c) Periodic Financial and Other Information	19
	(d) Notice of Certain Changes or Events	20
	(e) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters	20
	(f) Loan Charge-Offs	21
	(g) Consents to Assignment of Agreements	21
	(h) Access	21
	(i) Pricing of Deposits and Loans	22
	(j) Further Action; Instruments of Transfer	22
4.02	Negative Covenants of PCCC and PCB	22
	(a) Amendments to Articles of Incorporation or Bylaws	22
	(b) Change in Capitalization	22
	(c) Sale or Issuance of Stock or Other Securities	22
	(d) Purchase or Redemption of Shares	22
	(e) Options, Warrants and Rights	22
	(f) Dividends and Distributions	22
	(g) Employment, Benefit or Retirement Agreements or Plans	22
	(h) Increase in Compensation; Bonuses	23
	(i) Accounting Practices	23
	(j) Acquisitions; Additional Branch Offices	23
	(k) Changes in Business Practices	23
	(l) Exclusive Merger Agreement	23
	(m) Acquisition or Disposition of Assets	24
	(n) Debt; Liabilities	24
	(o) Liens; Encumbrances	24
	(p) Waiver of Rights	25
	(q) Other Contracts	25
	(r) Deposit Liabilities	25

ARTICLE V.  COVENANTS OF FCB

5.01	Employees; Employee Benefits	25
	(a) Employment of PCB Employees	25
	(b) Employee Benefits	25
5.02	Further Action; Instruments of Transfer	26

ARTICLE VI.  ADDITIONAL MUTUAL AGREEMENTS

6.01	Regulatory Approvals	26
6.02	Information for Proxy Statement and Applications for Regulatory Approvals	26
6.03	Announcements; Confidential Information	26

6.04	Real Property Matters	28
6.05	Directors’ and Officers’ Liability Insurance	29
6.06	Final Tax Return	29
6.07	Expenses	29
6.08	Appointment to FCB Board of Directors	30
6.09	Employment and Consulting Agreements	30
	(a) Consulting Agreements	30
	(b) Employment Agreements	30
6.10	Treatment of Section 401(k) Plan	30
6.11	PCCC Option Terminations and Releases	30
6.12	Credit Files and Documentation	31
6.13	Correction of Credit Documentation and Compliance Deficiencies	31

ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER

7.01	Conditions to all Parties' Obligations	32
	(a) Approval by Regulatory Authorities; Disadvantageous Conditions	32
	(b) Adverse Proceedings, Injunction, Etc.	32
	(c) Approval by Boards of Directors and Shareholders	32
	(d) Fairness Opinion	32
	(e) Consulting Agreement	32
	(f) Employment Agreements	33
	(g) No Termination or Abandonment	32
	(h) Articles of Merger; Other Actions	32
7.02	Additional Conditions to PCCC's and PCB's Obligations	32
	(a) Compliance with Laws	33
	(b) FCB's Representations and Warranties and Performance of
	Agreements; Officer' Certificate	33
	(c) Legal Opinion of FCB's Counsel	33
	(d) Other Documents and Information	33
	(e) Acceptance by PCCC's Counsel	34
7.03	Additional Conditions to FCB's Obligations	34
	(a) Material Adverse Change	34
	(b) Compliance with Laws	34
	(c) CCC's and PCB's Representations and Warranties and Performance
	of Agreements; Officers' Certificate	34
	(d) Directors' Resignations	34
	(e) PCCC Option Terminations and Releases	34
	(f) Consents to Assignments	34
	(g) Legal Opinion of PCCC's Counsel	34
	(h) Other Documents and Information	34
	(i) Acceptance by FCB's Counsel	35

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.01	Mutual Termination	35
8.02	Unilateral Termination	35
	(a) Termination by FCB	35
	(b) Termination by the PCCC	36
	(c) Survival of Certain Covenants Following Termination	38

8.03	Termination Fees	38

8.04	Breach; Remedies	39
	(a) Breach by PCCC or PCB	39
	(b) Breach by FCB	39
	(c) Willful and Intentional Breach	39

ARTICLE IX.  INDEMNIFICATION

9.01	Indemnification Following Termination of Agreement	40
	(a) By PCCC or PCB	40
	(b) By FCB	40
	(c) Procedure for Claiming Indemnification	41
9.02	Indemnification of PCCC's and PCB's Directors and Officers	41

ARTICLE X.  MISCELLANEOUS PROVISIONS

10.01	Survival of Representations, Warranties, Indemnification and Other Agreements	42
	(a) Representations, Warranties and Other Agreements	42
	(b) Indemnification	42
10.02	Waiver	42
10.03	Amendment	43
10.04	Notices	43
10.05	Further Assurance	43
10.06	Headings and Captions	43
10.07	Gender and Number	43
10.08	Entire Agreement	43
10.09	Severability of Provisions	43
10.10	Assignment	44
10.11	Counterparts	44
10.12	Governing Law	44
10.13	Previously Disclosed Information	44
10.14	Best Knowledge	44
10.15	Inspection	44

SIGNATURES	45

EXHIBIT A - Plan of Merger	A-1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG
PEOPLE’S COMMUNITY CAPITAL CORPORATION,
PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA
AND
FIRST CITIZENS BANK AND TRUST COMPANY, INC.

        THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 18th day of October 2004, by and between FIRST CITIZENS BANK AND TRUST COMPANY, INC. (“FCB”), PEOPLE’S COMMUNITY CAPITAL CORPORATION (“PCCC”), and PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA (“PCB”).

        WHEREAS, FCB is a South Carolina bank with its principal office and place of business located in Columbia, South Carolina, and is a wholly-owned bank subsidiary of First Citizens Bancorporation, Inc. (“Bancorp”), a South Carolina business corporation which also has its principal office and place of business in Columbia, South Carolina; and,

        WHEREAS, PCCC is a South Carolina business corporation with its principal office and place of business located in Aiken, South Carolina, and by virtue of its being the owner of all the issued and outstanding shares of common stock of PCB is a bank holding company registered as such with the Board of Governors of the Federal Reserve System; and,

        WHEREAS, PCB is a South Carolina bank with its principal office and place of business located in Aiken, South Carolina, and is the wholly-owned subsidiary of PCCC and the owner of all the issued and outstanding shares of common stock of People’s Financial Services, Inc. (“PFS”), a South Carolina business corporation which also has its principal office and place of business in Aiken, South Carolina; and,

        WHEREAS, FCB, PCCC and PCB have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for PCCC and PCB to be merged with and into FCB in the manner and upon the terms and conditions contained in this Agreement and the Plan of Merger attached as an exhibit hereto; and,

        WHEREAS, to effectuate the foregoing, FCB, PCCC and PCB desire to adopt this Agreement and Plan of Reorganization; and,

        WHEREAS, FCB’s Board of Directors has approved this Agreement, and Bancorp has approved this Agreement in its capacity as FCB’s sole shareholder; and,

        WHEREAS, PCB Board of Directors has approved this Agreement, and PCCC’s Board of Directors has approved this Agreement on behalf of PCCC as a party hereto in its own right and in it’s capacity as the sole shareholder of PCB, and PCCC’s Board of Directors will recommend to PCCC’s shareholders that they approve this Agreement and the transactions described herein.

        NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, FCB, PCCC and PCB hereby adopt and make this Agreement and mutually agree as provided below.

ARTICLE I
THE MERGER

        1.01.        Nature of Transaction; Plan of Merger.  Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Paragraph 1.06 below), PCCC and PCB each simultaneously will be merged into and with FCB (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

        1.02.        Effect of Merger; Surviving Corporation.  At the Effective Time, and by reason of the Merger, the separate corporate existences of PCCC and PCB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and PCB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

        1.03.        Assets and Liabilities of PCCC and PCB.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of PCCC and PCB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to PCCC or PCB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PCCC and PCB (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PCCC and PCB (including duties as trustee or fiduciary) as of the Effective Time. By virtue of the Merger, PCB’s interest in and ownership of the outstanding shares of $5.00 par value common stock of PFS (“PFS Stock”) shall be transferred to and vest in FCB, and PFS shall become a wholly-owned subsidiary of FCB.

        1.04.        Conversion and Exchange of Stock.

                         (a)         Conversion of PCCC Stock.  Except as otherwise provided in this Agreement, at the Effective Time all rights of PCCC’s shareholders with respect to all outstanding shares of PCCC’s $0.01 par value common stock (“PCCC Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share (not to exceed an aggregate of the 1,179,237 shares outstanding on the date of this Agreement and up to 210,603 shares for which options to purchase PCCC Stock have been issued under PCCC’s 1998 Stock Incentive Plan and could be exercised before the Closing) shall be converted, without any action by PCCC, FCB or any PCCC shareholder, into the right to receive cash in the amount of $30.00, all in the manner and subject to the limitations described in this Agreement.

                         At the Effective Time, and without any action by FCB, PCCC or any PCCC shareholder, PCCC’s stock transfer books shall be closed and there shall be no further transfers of PCCC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing PCCC Stock (a “PCCC Certificate”) by any holder thereof, and the holders of PCCC Certificates shall cease to be, and shall have no further rights as, shareholders of PCCC other than as provided in this Agreement. Following the Effective Time, PCCC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their PCCC Stock was converted at the Effective Time as provided in this Paragraph 1.04(a), or, in the case of PCCC Stock held by shareholders who properly shall have exercised “Dissenters Rights” (as defined in Paragraph 1.04(e)), cash as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988.

                         (b)        Cancellation of PCB Stock. At the Effective Time, all outstanding shares of PCB’s $5.00 par value common stock (“PCB Stock”) shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

                         (c)        Exchange and Payment Procedures; Surrender of Certificates. As promptly as practicable, but not more than five business days, following the Effective Time, FCB shall send or cause to be sent to each former PCCC shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering PCCC Certificates to FCB or to an exchange agent appointed by FCB. Upon the proper surrender and delivery to FCB or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of PCCC of his or her PCCC Certificate(s), and in exchange therefor, FCB shall as soon as practicable issue and deliver to the shareholder the consideration into which the shareholder’s PCCC Stock has been converted.

                                         Subject to Paragraph 1.04(f), no cash shall be issued or delivered to any former PCCC shareholder unless and until such shareholder shall have properly surrendered to FCB or its agent the PCCC Certificate(s) formerly representing his or her shares of PCCC Stock, together with a properly completed Transmittal Letter. Further, FCB shall have no obligation to pay interest for any period after the Effective Time on the cash to which any former PCCC shareholders become entitled as a result of the Merger.

                         (d)        Antidilutive Adjustments. If, prior to the Effective Time, PCCC shall declare any dividend payable in shares of PCCC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of PCCC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of PCCC Stock will be converted at the Effective Time pursuant to this Agreement.

                         (e)        Dissenters.  Any shareholder of PCCC who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988 (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of PCCC Stock in the manner and pursuant to the procedures provided therein. Shares of PCCC Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.04(a). However, if any shareholder of PCCC who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of PCCC Stock, at FCB’s sole option, shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 1.04(a) hereof.

                         (f)        Lost Certificates.  Following the Effective Time, shareholders of PCCC whose PCCC Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into to which their PCCC Stock was converted in accordance with and upon compliance with reasonable conditions imposed by FCB, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to FCB.

         1.05.        Articles of Incorporation, Bylaws and Management.  The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors and officers of FCB in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

         1.06.        Closing; Effective Time.  The consummation and closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of FCB in Columbia, South Carolina, or at such other place as FCB shall designate, on a date mutually agreeable to

FCB and PCCC (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 15 business days following the satisfaction of all conditions to consummation of the Merger as described in Article VII of this Agreement). At the Closing, FCB, PCCC and PCB shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under South Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

        Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger executed by FCB and filed by it with the South Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PCCC AND PCB

        Except as otherwise specifically described in this Agreement or as “Previously Disclosed to FCB” (as defined in Paragraph 10.13), PCCC and PCB hereby make the following representations and warranties to FCB.

        2.01.        Organization; Standing; Power.  PCCC is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina. PCB is duly organized, validly existing and in good standing as a bank under the laws of the State of South Carolina. PCB is the parent company of People’s Financial Services, Inc. (“PFS”), which is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina. PCCC, PCB and PFS each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a “PCCC Material Adverse Effect” (as defined below); and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not result in a PCCC Material Adverse Effect. For purposes of this Agreement, the term “PCCC Material Adverse Effect” means a material adverse effect on PCCC, PCB and PFS considered as one entity, on PCCC’s consolidated financial condition or results of operations, on PCCC’s or PCB’s business prospects, businesses, investments, loan portfolio or operations, or on the ability of PCCC or PCB to consummate the transactions described herein or to carry on PCB’s business as presently conducted, or on FCB’s ability to conduct PCB’s business following the Merger.

        2.02.        Capital Stock and Securities.  PCCC’s authorized capital stock consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 1,179,237 shares are issued and outstanding and constitute PCCC’s only outstanding equity or debt securities.

                         PCB’s authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00, of which 600,000 shares are issued and outstanding (“PCB Stock”). All of the PCB Stock is held, beneficially and of record, by PCCC, and those shares constitute PCB’s only outstanding equity or debt securities.

                         PFS’s authorized capital stock consists of five shares of common stock, par value $5.00, of which one share is issued and outstanding (“PFS Stock”). All of the PFS Stock is held, beneficially and of record, by PCB, and those shares constitute PFS’s only outstanding equity or debt securities.

                         Each outstanding share of PCCC Stock, PCB Stock and PFS Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The PCCC Stock is registered with the Securities Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and PCCC is subject to the registration and reporting requirements of the 1934 Act. The PCB Stock and PFS Stock is not registered under, and PCB and PFS are not subject to the registration and reporting requirements of, the 1934 Act.

        2.03.        Principal Shareholders.  Except as “Previously Disclosed to FCB” (as defined in Section 10.13 of this Agreement), to the “Best Knowledge of PCCC” (as defined in Section 10.14 of this Agreement), no person or entity beneficially owns, directly or indirectly, more than 5% of the outstanding shares of PCCC Stock.

        2.04.        Subsidiaries.  With the exception of PCB, PCCC has no subsidiaries, direct or indirect; and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, PCCC does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

                         With the exception of PFS, PCB has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, PCB does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

                         PFS has no subsidiaries, direct or indirect; and PFS does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

        2.05.        Convertible Securities, Options, Etc.  Except as Previously Disclosed to FCB, neither PCCC, PCB nor PFS has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of PCCC Stock, PCB Stock or PFS Stock, or any other securities of PCCC, PCB or PFS, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of PCCC Stock, PCB Stock or PFS Stock or any other securities of PCCC, PCB or PFS, or (iii) plan, agreement or other arrangement pursuant to which shares of PCCC Stock, PCB Stock or PFS Stock or any other securities of PCCC, PCB or PFS, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of PCCC, PCB or PFS, have been or may be issued.

        2.06.        Authorization and Validity of Agreement.  This Agreement has been duly and validly approved by PCCC’s and PCB’s respective Boards of Directors. Subject only to approval of this Agreement by the shareholders of PCCC in the manner required by law and required approvals of federal, state or local governmental, regulatory, or judicial authorities having jurisdiction over PCCC, PCB, PFS or FCB, or any of their business operations, properties or assets, or the transactions described herein (collectively, the “Regulatory Authorities”) (as contemplated by Paragraph 6.01), (i) PCCC and PCB each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize PCCC and PCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of each of PCCC and PCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

        2.07.        Validity of Transactions; Absence of Required Consents or Waivers.  Subject to approval of this Agreement by the shareholders of PCCC in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by PCCC or PCB with any of its obligations or agreements contained herein, nor any action or inaction by PCCC or PCB required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of PCCC or PCB or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which either of them is bound or by which either of them or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of PCCC or PCB; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation reasonably could be expected to have a PCCC Material Adverse Effect; or (iv) result in the acceleration of any material obligation or indebtedness of PCCC or PCB.

                         No further consents, approvals or waivers are required to be obtained from any person or entity in connection with PCCC’s or PCB’s execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of PCCC’s shareholders and of Regulatory Authorities.

        2.08.        PCCC Books and Records. PCCC’s, PCB’s and PFS’s respective books of account and business records have been maintained in all material respects in compliance with all applicable legal, regulatory and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders’ equity. The minute books of PCCC, PCB and PFS are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and all such minute books have been or will be made available to FCB and its representatives.

        2.09.        PCCC Reports.  To the Best Knowledge of PCCC, since December 31, 1998, PCCC, PCB and PFS each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the South Carolina Board of Financial Institutions (the “South Carolina Board”), (ii) the Federal Deposit Insurance Corporation (the “FDIC”), (iii) the Federal Reserve Board and the Federal Reserve Bank of Richmond (collectively, the “FRB”), (iv) the SEC, or (v) any other Regulatory Authorities. Each such report, registration and statement filed by PCCC, PCB or PFS with the South Carolina Board, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the “PCCC Reports.” To the Best Knowledge of PCCC, each PCCC Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither PCCC, PCB nor PFS has been notified that any such PCCC Report was deficient in any material respect as to form or content.

        2.10.       PCCC Financial Statements.  PCCC and PCB have Previously Disclosed to FCB a copy of PCCC’s audited consolidated statements of financial condition as of December 31, 2003 and 2002, and its audited consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2003, 2002 and 2001, together with notes thereto (collectively, the “PCCC Audited Financial Statements”), and its unaudited consolidated statements of financial condition as of June 20, 2004, and unaudited consolidated statements of income and cash flows for the three-months ended June 30, 2004 and 2003, together with notes thereto (collectively, the “PCCC Interim Financial Statements”). Following the date of this Agreement, PCCC and PCB promptly will deliver to FCB all other annual or interim financial statements prepared by or for PCCC. The PCCC Audited Financial Statements and the PCCC Interim Financial Statements (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, (ii) are in accordance with PCCC’s and PCB’s books and records, and (iii) present fairly PCCC’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein; provided, however, that, to the extent permitted by GAAP and other applicable regulations, the PCCC Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes. The PCCC Audited Financial Statements have been audited by Elliott Davis, LLC, which serves as PCCC’s independent registered public accounting firm.

        2.11.       PCCC Tax Returns and Other Tax Matters.  (i) PCCC, PCB and PFS each has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of PCCC, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against PCCC, PCB, PFS or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the PCCC Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of PCCC, PCB and PFS have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the South Carolina Department of Revenue (the “SCDOR”) in the last seven years and neither PCCC, PCB nor PFS has received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of PCCC, no such return or report is subject to adjustment; (iv) neither PCCC, PCB nor PFS is currently involved in any tax or other dispute with the IRS, the SCDOR or any other taxing authority, and (v) neither PCCC, PCB nor PFS has waived or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

        2.12.       Absence of Material Adverse Changes or Certain Other Events.

                         (a)        Since December 31, 2003, PCCC, PCB and PFS each has conducted its business only in the ordinary course; and, there has occurred no “PCCC Material Adverse Change,” and there have occurred no events or developments, and there currently exist no conditions or circumstances, which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in a PCCC Material Adverse Change.” For purposes of this Agreement, the term “PCCC Material Adverse Change” means a material adverse change in or affecting PCCC, PCB and PFS considered as one entity, in PCCC’s consolidated financial condition or results of operations, in PCCC’s or PCB’s business prospects, businesses, investments, loan portfolio or operations, or in the ability of PCCC or PCB to consummate the transactions described herein or to carry on PCB’s business as presently conducted, or in FCB’s ability to conduct PCB’s business following the Merger.

                         (b)        Since December 31, 2003, and except as described in Paragraph 2.13 below, neither PCCC, PCB nor PFS has incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of certain employees effected by PCCC and PCB at such times and in such amounts as is consistent with their past practices and their salary administration and review policies and procedures in effect prior to December 31, 2003), suffered any material loss, destruction or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

        2.13.       Absence of Undisclosed Liabilities.  Neither PCCC, PCB nor PFS has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the PCCC Audited Financial Statements, (ii) increases in deposit accounts in the ordinary course of PCB’s business since December 31, 2003, or (iii) unfunded commitments to make, issue or extend loans, lines of credit, letters of credit or other extensions of credit (together, “Loans”) in amounts which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with PCB’s lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

        2.14.       Compliance with Existing Obligations.  PCCC, PCB and PFS each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of, its Articles of Incorporation, Bylaws and/or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which its business, operations, capital stock, properties or assets may be affected.

        2.15.       Litigation and Compliance with Law.

                         (a)        There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of PCCC, any facts or circumstances which reasonably could be expected to result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of PCCC, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting PCCC, PCB or PFS or any of their respective properties, assets or employees.

                         (b)        PCCC, PCB and PFS each has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties, and all such Permits are in full force and effect, except where the failure to obtain or maintain a Permit would not have a PCCC Material Adverse Effect; no violations have occurred with respect to any such Permits; and no proceeding is pending or, to the Best Knowledge of PCCC, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit.

                         (c)        Neither PCCC, PCB nor PFS is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the South Carolina Board, the FDIC, or the FRB) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against either PCCC, PCB or PFS which limit, restrict, regulate, enjoin or prohibit in any material respect any of its or their present or past business or practice; and neither PCCC, PCB nor PFS has been advised, nor has any reason to believe, that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

                         (d)        To the Best Knowledge of PCCC, neither PCCC, PCB nor PFS is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of South Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by PCB). No person or authority has asserted a claim, and, to the Best Knowledge of

PCCC, there is no basis for any claim by any person or authority, for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

        2.16.       Real Properties.  PCCC has Previously Disclosed to FCB a listing of all real property owned or leased by PCCC, PCB or PFS, including PCB’s banking facilities and all other real estate or foreclosed properties, including improvements thereon (collectively, the “Real Property”). With respect to each parcel of Real Property owned by PCCC, PCB or PFS, it has good and marketable fee simple title to that Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the economic value or marketability of that Real Property or materially detract from, interfere with or restrict the present or future use of that Real Property for the purposes for which it currently is used.

                         The Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits. The parcels of Real Property upon which PCB’s banking or other offices are situated, or which are used by PCB in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

                         With respect to each parcel of Real Property that currently is used by PCB as a banking office, all improvements and fixtures included in or on that Real Property are in good condition and repair, ordinary wear and tear excepted. There does not exist any condition which materially and adversely affects the economic value or marketability of that Real Property or materially detracts from, interferes with or restricts PCB’s present use (or FCB’s use after the Merger) of that Real Property or those improvements and fixtures for the purposes for which they currently are used.

                         PCB occupies its offices located at 6650 Rivers Avenue in Charleston, South Carolina, pursuant to an oral month-to-month sublease arrangement. Neither PCCC, PCB nor PFS is a party to any lease agreement pertaining to real property, whether as lessee or lessor.

        2.17.       Loans, Accounts, Notes and Other Receivables.

                         (a)        All Loans, accounts, notes and other receivables reflected as assets on PCCC’s and PCB’s books and records (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) in all material respects were made in accordance with their respective standard practices and procedures, and (iii) are owned by them, respectively, free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                         (b)        All records of PCCC and PCB regarding all outstanding Loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, to the Best Knowledge of PCCC, each Loan which PCCC’s or PCB’s Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in PCCC’s and PCB’s records of such Loan.

                         (c)        To the Best Knowledge of PCCC, each Loan reflected as an asset on PCCC’s or PCB’s books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

                         (d)        PCCC has Previously Disclosed to FCB a written listing of (i) each Loan or other asset of PCCC or PCB which, as of September 30, 2004, was classified by the South Carolina Board, the FDIC, the FRB, or by PCCC or PCB themselves, as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which PCCC or PCB otherwise has designated as a special asset, a “potential problem Loan,” or for special handling, or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, (ii) each Loan of PCCC or PCB which, as of September 30, 2004, was past due more than 30 days as to the payment of principal and/or interest, and (iii) each Loan as to which any obligor thereon (including the borrower or any guarantor) was in default (other than as a result of nonpayment of principal or interest), was the subject of a proceeding in bankruptcy, or has indicated any inability or intention not to repay such Loan in accordance with its terms.

                         (e)        To the Best Knowledge of PCCC, each of the Loans of PCCC or PCB (with the exception of those Loans Previously Disclosed to FCB pursuant to Paragraph 2.17(d) above) is collectible in the ordinary course of PCCC’s and PCB’s business in an amount which is not less than the amount at which it is carried on PCB’s books and records.

                         (f)        PCCC’s and PCB’s reserve for possible Loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the South Carolina Board and the FDIC and, in the best judgment of management and the Boards of Directors of PCCC and PCB, is reasonable in view of the size and character of PCCC’s and PCB’s Loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in PCCC’s and PCB’s Loan portfolio.

         2.18.        Securities Portfolio and Investments.  PCCC has Previously Disclosed to FCB a listing of all securities owned, of record or beneficially, by PCCC or PCB as of September 30, 2004. All securities owned, of record or beneficially, by PCCC or PCB are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (with the exception of customary pledges or sales of securities by PCB in the ordinary course of its business to in connection with “repurchase agreements” entered into by it with its customers or to secure public funds deposits), which would materially impair the ability of PCCC or PCB to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which either PCCC or PCB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which PCCC or PCB has “purchased” securities under agreement to resell, PCCC or PCB has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

                         Since December 31, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of PCCC’s or PCB’s securities portfolio as a whole.

         2.19.        Personal Property and Other Assets.  All banking equipment, data processing equipment, vehicles, and other personal property used by PCCC, PCB or PFS and material to the operation of its business are owned by them free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Best Knowledge of PCCC, all of PCCC’s, PCB’s and PFS’s personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

         2.20.        Patents and Trademarks.  To the Best Knowledge of PCCC, PCCC, PCB and PFS each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and neither PCCC, PCB nor PFS has violated, and neither of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

        2.21.        Environmental Matters.

                         (a)        As used in this Agreement, “Environmental Laws” shall mean:

(i)	all federal, state and local statutes, regulations and ordinances,

(ii)	all common law, and

(iii)	all orders decrees, and similar provisions having the force or effect of law and to which PCCC, PCB or PFS is subject,

which, in the case of any of the above, concern or relate to pollution or protection of the environment, standards of conduct and bases of obligations or liability relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below), or public or worker health and safety, or to wetlands protection, drainage or stormwater management, noise, odor or indoor air pollution.

                         “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, or radioactive material.

                         (b)        PCCC has Previously Disclosed to FCB, and provided FCB with copies of, all written reports, correspondence, notices or other information or materials in PCCC’s, PCB’s or PFS’s possession pertaining to environmental surveys or assessments of the Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Real Property or involving PCCC, PCB or PFS.

                         (c)        To the Best Knowledge of PCCC, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Real Property.

                         (d)        Neither PCCC, PCB nor PFS has violated any Environmental Laws relating to any of the Real Property and, to the Best Knowledge of PCCC, there has been no violation of any Environmental Laws relating to any of the Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation for which PCCC, PCB or PFS is or may be responsible or liable.

                         (e)        Neither PCCC, PCB nor PFS is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or by any person or entity.

                         (f)        To the Best Knowledge of PCCC, no facts, events or conditions relating to the Real Property, or the operations of PCCC, PCB or PFS at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                         (g)        To the Best Knowledge of PCCC, (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to any particular matter or violation for which PCCC or PCB is or may be responsible or liable, (ii) neither PCCC nor PCB is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws; and (iv) there is no Hazardous Substance on, from, under, at or relating to any Loan Collateral in an amount, volume, or concentration sufficient to invoke or require regulation under any Environmental Laws.

         2.22.        Absence of Brokerage or Finders Commissions. Except for PCCC’s proposed engagement of The Carson Medlin Company to provide PCCC’s Board of Directors an opinion as to the fairness, from a financial point of view, of the terms of the Merger to PCCC’s shareholders, which engagement shall be on such terms (including fees to be paid to that firm by PCCC) as have been Previously Disclosed to FCB, (i) all negotiations relative to this Agreement and the transactions described herein have been carried on by PCCC directly (or through its legal counsel) with FCB, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of PCCC or PCB or either of their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) neither PCCC nor PCB has agreed, and neither has any obligation, to pay any brokerage fee or other commission, fee or other compensation to any person or entity in connection with or as a result of the transactions described herein.

         2.23.        Material Contracts.  Other than a benefit plan or employment agreement Previously Disclosed to FCB pursuant to Paragraph 2.25, neither PCCC, PCB nor PFS is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which is not to be performed in full prior to December 31, 2004, (iii) which calls for the provision of goods or services to PCCC, PCB or PFS and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which otherwise is material to PCCC, PCB and PFS considered as one enterprise and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits PCB to make, issue or extend any Loan other than commitments in the ordinary course of PCB’s business for Loans which do not exceed that amount typically dealt with in the normal course of its business, (vii) which involves the sale of any assets of PCCC, PCB or PFS which are used in and material to the operation of its business, (viii) which involves any purchase or sale of real property, or which involves the purchase or sale of any other assets in the amount of more than $25,000 in the case of any single transaction or $75,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of PCCC, PCB or PFS, or (x) with any director, officer or principal shareholder of PCCC, PCB or PFS (including without limitation any consulting agreement, but not including any agreements relating to Loans or other banking services which were made in the ordinary course of PCCC’s, PCB’s or PFS’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

                         Neither PCCC, PCB nor PFS is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a PCCC Material Adverse Effect.

         2.24.        Employment Matters; Employee Relations.  PCCC has Previously Disclosed to FCB a listing of the names, years of credited service and current base salary or wage rates of all of PCCC’s, PCB’s and PFS’s employees as of September 30, 2004. PCCC, PCB and PFS each (i) has in all material respects paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, (provided, however, that no accrual has been made for bonuses that may be granted pursuant to PCB’s Management Incentive Plan for 2004, and notwithstanding anything to the contrary contained in this Agreement, FCB acknowledges that the administration of bonuses pursuant to the PCB Management Incentive Plan for 2004 will be based on PCB’s financial performance exclusive of any fees or expenses incurred in connection with this Agreement, or any compensation paid in connection with employment, consulting or other similar agreements entered into in connection with this Agreement), and (ii) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters. To the Best Knowledge of PCCC, no person has asserted that either PCCC, PCB or PFS is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

                         There is no action, suit or proceeding by any person pending or, to the Best Knowledge of PCCC, threatened, against PCCC, PCB or PFS (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

                         Neither PCCC, PCB nor PFS is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving PCCC, PCB or PFS and any of their employees, or any pending or threatened proceeding in which it is asserted that PCCC, PCB or PFS has committed an unfair labor practice; and to the Best Knowledge of PCCC, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

        2.25.         Employment Agreements; Employee Benefit Plans.

                         (a)        PCCC has Previously Disclosed to FCB a true and complete list of all (i) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans maintained or provided by PCCC, PCB or PFS or under which it has any obligation to any person (including PCB’s Management Incentive Plan for 2004; (ii) employment and severance contracts to which PCCC, PCB or PFS is a party or under which it has any obligation to any person; (iii) all medical, dental, health, and life insurance plans maintained or provided by PCCC, PCB or PFS or under which it has any obligation to any person; (iv) all vacation, sickness and other leave plans maintained or provided by PCCC, PCB or PFS, (v) all disability and death benefit plans maintained or provided by PCCC, PCB or PFS; and (vi) all other employee benefit plans, contracts, or arrangements to which either PCCC, PCB or PFS is a party or which is maintained or contributed to by either of them for the benefit of any of its respective current or former employees or directors or any of their beneficiaries (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Plans or the assets thereof, and all amendments thereto, previously have been supplied to FCB.

                         Except as Previously Disclosed to FCB, neither PCCC, PCB nor PFS maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Any Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and neither PCCC nor PCB is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by PCCC, PCB or PFS) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                         (b)        All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of PCCC, PCB or PCB, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any employee benefit plan, contract or arrangement previously maintained by PCCC, PCB or PCB. Neither PCCC, PCB nor PFS has engaged in a transaction with respect to any Plan that could subject either of them to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                         (c)        PCCC has Previously Disclosed to FCB a true, correct and complete copy (including copies of all amendments thereto) of each retirement Plan maintained by either PCCC, PCB or PFS which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans.

                         The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans. The Retirement Plans have been, or not later than the date such amendments are required to have been adopted will have been, amended to comply with applicable law. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other provisions, laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) in any material respect any of the applicable provisions of the Retirement Plans, ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between PCCC, PCB or PFS, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of PCCC, PCB or PFS or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Retirement Plans.

                         (d)        No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PCCC, PCB or PFS with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by PCCC,

PCB or PFS. Neither PCCC, PCB nor PFS presently contributes to a “Multiemployer Plan” and neither of them has contributed to such a plan since December 31, 1998. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” as defined in Section 3(2) of ERISA maintained by PCCC, PCB or PFS) have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by PCCC, PCB or PFS have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither PCCC, PCB nor PFS has provided, and neither of them is required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by PCCC, PCB or PFS as of the last day of the most recent Plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of any such Plan since the last day of the most recent Plan year.

                         (e)        Except as provided in the terms of the Retirement Plans themselves, there are no restrictions on the rights of PCCC, PCB or PFS to amend or terminate any Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

        2.26.        Insurance.  PCCC has Previously Disclosed to FCB a listing of each blanket bond, liability insurance, property and casualty, workers’ compensation and employer liability, life, or other insurance policy in effect on September 30, 2004, and in which PCCC, PCB or PFS was an insured party or beneficiary (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of PCCC, PCB and PFS or as is required by applicable law or regulation; and, in the reasonable opinion of management of PCCC and PCB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for PCCC, PCB and PFS. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility qualified to issue those policies; and PCCC, PCB and PFS each has complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither PCCC, PCB nor PFS is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has failed to pay any premium on, any Policy, and to the Best Knowledge of PCCC, there has not been any material inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy, and, to the Best Knowledge of PCCC, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

        2.27.        Insurance of Deposits.  All deposits of PCB are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from PCB to the FDIC have been paid in full in a timely fashion, and to the Best Knowledge of PCCC, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

        2.28.        Indemnification Obligations. Except to the extent provided by their respective certificates of incorporation or bylaws in effect on the date of this Agreement, or as otherwise required by Chapter 8 of the South Carolina Business Corporation Act of 1988, neither PCCC, PCB nor PFS has any obligation to indemnify or hold harmless any of its current or former directors, officers or employees, or any other person, against or from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

        2.29.        Obstacles to Regulatory Approval. To the Best Knowledge of PCCC, there exists no fact or condition (including without limitation PCB’s record of compliance with the Community Reinvestment Act) that may reasonably be expected to prevent or materially impede or delay PCCC, PCB, PFS or FCB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and if any such fact or condition becomes known to PCCC or PCB, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to FCB in the manner provided herein.

        2.30.        Disclosure.  To the Best Knowledge of PCCC, no written statement, certificate, schedule, list or other written information furnished by or on behalf of PCCC, PCB or PFS to FCB or its employees or agents in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or has omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FCB

        Except as otherwise specifically described in this Agreement or as “Previously Disclosed to PCCC” (as defined in Paragraph 10.13), FCB hereby makes the following representations and warranties to PCCC and PCB.

        3.01.        Organization; Standing; Power.  FCB and Bancorp, each (i) is duly organized and incorporated, validly existing and in good standing under the laws of South Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective business as it now is being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its respective business, makes such qualification necessary, except where failure so to qualify would not have an “FCB Material Adverse Effect.” For purposes of this Agreement, the term “FCB Material Adverse Effect” means a material adverse effect on FCB and Bancorp considered as one entity, on Bancorp’s consolidated financial condition or results of operations, on Bancorp’s or FCB’s business prospects, or on the ability of FCB to consummate the transactions described herein or to carry on its business as presently conducted, or on FCB’s ability to conduct PCB’s business following the Merger.

        3.02.        Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FCB’s Board of Directors and by Bancorp in its capacity as FCB’s sole shareholder. Subject only to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.01), (i) FCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize FCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of FCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

        3.03.        Validity of Transactions; Absence of Required Consents or Waivers.  Subject to receipt of required approvals of Regulatory Authorities, and except where the same would not have a FCB Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB’s Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FCB or Bancorp is bound or by which either of them, or their respective businesses, capital stock or any of their respective properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of FCB’s or Bancorp’s properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation reasonably could be expected to have an FCB Material Adverse Effect; or (iv) result in the acceleration of any material obligation or indebtedness of FCB or Bancorp.

                         No further consents, approvals or waivers are required to be obtained from any person or entity in connection with FCB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities as described in Paragraph 6.01.

        3.04.        Financing. FCB’s ability to timely consummate the Merger is not contingent on its raising of any amount of equity capital, obtaining any specific amount of financing, or obtaining the consent of any lender.

        3.05.        Obstacles to Regulatory Approval. To the Best Knowledge of FCB, no fact or condition (including without limitation FCB’s record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay FCB, PCCC, PCB or PFS from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to FCB, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to PCCC in the manner provided herein.

        3.06.        Disclosure.  To the Best Knowledge of FCB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FCB to PCCC in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS OF PCCC AND PCB

        4.01.        Affirmative Covenants of PCCC and PCB.  Following the date of this Agreement, PCCC and PCB shall take the following actions:

                         (a)        PCCC Shareholders’ Meeting; Proxy Statement; Recommendation. PCCC shall cause a meeting of its shareholders (the “PCCC Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by PCCC’s shareholders on the approval of the Plan of Merger. In connection with the call and conduct of, and all other matters relating to, the PCCC Shareholders’ Meeting (including the solicitation of appointments of proxies), PCCC will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

                         PCCC will solicit appointments of proxies from its shareholders for use at the PCCC Shareholders’ Meeting and, in connection with that solicitation, will prepare and distribute to its shareholders proxy solicitation materials (a “Proxy Statement”) that, in all material respects, shall contain or be accompanied by such information regarding the PCCC Shareholders’ Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein, and otherwise be in such form and contain such information, as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without limitation Regulation 14A), or as otherwise shall be agreed upon by legal counsel for FCB and PCCC.

                         PCCC will mail the Proxy Statement to PCCC’s shareholders on a date mutually agreed upon by PCCC and FCB, but in no event less than 20 days prior to the scheduled date of the PCCC Shareholders’ Meeting; provided, however, that no such materials shall be mailed to PCCC’s shareholders unless and until the Proxy Statement shall have been filed by PCCC with the SEC, the review period applicable thereto shall have expired, and PCCC shall have satisfactorily responded to and complied with any comments of the SEC thereon.

                         PCCC covenants that its directors, individually and collectively as PCCC’s Board of Directors, will actively encourage PCCC’s shareholders to vote their shares of PCCC Stock at the PCCC Shareholders’ Meeting in favor of ratification and approval of the Plan of Merger. The Proxy Statement distributed to PCCC’s shareholders in connection with the PCCC Shareholders’ Meeting will state that PCCC’s Board of Directors considers the Merger to be advisable and in the best interests of PCCC and its shareholders and that the Board of Directors recommends that PCCC’s shareholders vote for approval of the Plan of Merger. Notwithstanding the foregoing, if PCCC’s Board of Directors reasonably believes in good faith, and after consultation with and based on the written advice of its outside legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to PCCC or to its shareholders under applicable law, then, in submitting the Agreement to shareholders at the PCCC Shareholders’ Meeting, the Board of Directors may submit the Agreement without recommendation and will no longer be under any obligation to encourage PCCC’s shareholders to vote their shares to approve this Agreement. In that event the Board of Directors may, to the extent required by law, communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or any appropriate amendment or supplement thereto.

                         (b)        Conduct of Business Prior to Effective Time. Although the parties recognize that the operation of PCCC and PCB until the Effective Time is the responsibility of their respective Boards of Directors and officers, PCCC and PCB agree that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by FCB’s Chief Executive Officer, President or Chief Financial Officer, PCCC, PCB and PFS will carry on their business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within their ability to do so, PCCC and PCB will:

                                          (i)        preserve intact their present business organizations, keep available their present officers and employees, and preserve their relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                                          (ii)      maintain all of their properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                                          (iii)     maintain their books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                                          (iv)      comply in all material respects with all laws, rules and regulations applicable to them, to their properties, assets or employees, and to the conduct of their business;

                                 (v)        not change their existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law;

                                 (vi)       continue to maintain in force the Policies described in Paragraph 2.26; and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified; and,

                                 (vii)       promptly provide to FCB such information about their financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as FCB reasonably shall request.

                         (c)        Periodic Financial and Other Information. Following the date of this Agreement and from time to time as indicated below until the Effective Time, PCCC promptly will deliver the following information to FCB in writing:

                                          (i)        within five business days following each calendar month-end, PCCC’s unaudited consolidated year-to-date income statement and a unaudited consolidated statement of condition, each as of that month-end;

                                          (ii)        within 15 days following each calendar quarter-end, PCCC’s interim unaudited consolidated financial statements for and as of the end of that quarterly period;

                                          (iii)      promptly following the filing thereof, a copy of each report, registration, statement, or other communication or regulatory filing made by PCCC, PCB or PFS with or to any Regulatory Authority;

                                          (iv)       within five business days following each calendar month-end, an analysis of PCB’s Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, together with a current listing of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

                                          (v)       with respect to PCB’s Loans or any commitment to make, issue or extend any Loan, a copy of each month’s directors report, simultaneously with the distribution thereof to members of PCB’s board of directors,

                                          (vi)       within five business days following each calendar month-end, the following information with respect to PCB’s Loans or any commitments to make, issue or extend any Loan, all as of that month-end:

(A)	a listing of each new Loan in excess of $500,000 in principal balance made since the same information was last provided;

(B)	a listing of each renewal, extension or modification of the terms of a Loan in excess of $500,000 in principal balance effected since the same information was last provided;

(C)	a listing of each commitment to extend credit in excess of $500,000 in principal balance issued since the same information was last provided; and

(D)	a list of Loans that are past due as to principal or interest for more than 30 days;

(E)	a list of Loans in nonaccrual status;

(F)	a list of all Loans without principal reduction for a period of longer than one year;

(G)	a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(H)	a list of all reworked or restructured Loans still outstanding, including original terms, restructured terms and status;

(I)	a list of any actual or, to the Best Knowledge of PCCC, threatened litigation by or against PCB pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(J)	a then current listing of all documentation or compliance exceptions relating to PCB’s Loans; and

(K)	a listing of (1) all Loans made by PCB to a borrower, or commitments by PCB to make, issue or extend any Loans to a borrower, in excess of the lesser of $1,000,000 or an amount that would cause PCB’s credit exposure to that borrower to exceed that amount, and (2) all renewals, extensions or modifications by PCB of the terms of, or commitments by PCB to renew, extend or modify the terms of, any existing Loans to a borrower to whom PCB has a credit exposure in excess of $1,000,000.

                         (d)        Notice of Certain Changes or Events.  Following the execution of this Agreement and up to the Effective Time, PCCC promptly will notify FCB in writing of and provide to it such further information as it shall request regarding (i) any PCCC Material Adverse Change, or (ii) the actual or prospective existence or occurrence of any condition or event of which PCCC or PCB has Knowledge and which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause, any statement, representation or warranty of PCCC or PCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or reasonably could be expected to cause, create or result in the breach or violation in any material respect of any of PCCC’s or PCB’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03.

                         (e)        Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. PCCC and PCB will make such appropriate accounting entries in their books and records and take such other actions as FCB, in its sole discretion, deems to be required by GAAP, or which FCB otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to PCB’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCC and FCB, PCCC and PCB shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry, made solely as a result of such a request by FCB shall, itself alone, constitute a breach by PCCC or PCB of any representation, warranty or covenant made by or required of them in this Agreement.

                         (f)        Loan Charge-Offs.  PCCC and PCB will make such appropriate accounting entries in their books and records and take such other actions which are not in violation of GAAP or applicable law as FCB deems to be necessary, appropriate or desirable to charge-off any Loans on PCB’s books, or any portions thereof, that FCB, in its sole discretion, considers to be losses or that FCB otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by FCB after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCC and FCB, PCCC shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry, made solely as a result of such a request by FCB shall, itself alone, constitute a breach by PCCC or PCB of any representation, warranty or covenant made by or required of them in this Agreement.

                         (g)        Consents to Assignment of Contracts and Leases.  With respect to each contract or other agreement, including without limitation each lease or rental agreement pertaining to real or personal property, to which PCCC, PCB or PFS is a party and which FCB reasonably believes requires the consent of any other contracting party in connection with an actual or deemed assignment or transfer of PCCC’s, PCB’s or PFS’s interest or obligation thereunder as a result of the Merger, PCCC and PCB will use their reasonable best efforts to obtain the written consent of that other party to the assignment to FCB of PCCC’s, PCB’s or PFS’s rights and obligations under the agreement, each of which consents shall be in a form reasonably satisfactory to FCB.

                         (h)        Access.  PCCC and PCB agrees that, following the date of this Agreement and to and including the Effective Time, they will provide FCB and its employees, accountants, legal counsel, environmental consultants or other consultants or other representatives and agents access to all of PCCC’s, PCB’s and PFS’s books, records, files (including without limitation credit files and Loan documentation and records) and other information (whether maintained electronically or otherwise), to all their properties and facilities, and to all their employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as FCB shall, in its sole discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of PCCC, PCB and PFS, preparing for consummation of the Merger and the consolidation of PCCC’s and PCB’s operations into those of FCB, determining the accuracy of PCCC’s and PCB’s representations and warranties in this Agreement or their compliance with their covenants in this Agreement, or for any other reason relating to this Agreement or the Merger; provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with PCCC’s, PCB’s or PFS’s normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties.

                         (i)        Pricing of Deposits and Loans. Following the date of this Agreement, PCCC and PCB will make pricing decisions with respect to PCB’s deposit accounts and Loans in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

                         (j)        Further Action; Instruments of Transfer. PCCC and PCB covenant and agree with FCB that they (i) will use their reasonable best efforts in good faith to take or cause to be taken all action required of them under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to FCB all documents or instruments required of them herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and, (iii) will cooperate with FCB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

        4.02.        Negative Covenants of PCCC and PCB.  Between the date hereof and the Effective Time, without the prior written consent and authorization of FCB’s Chief Executive Officer, President or Chief Financial Officer, PCCC, PCB and PFS will not take any of the actions described below.

                         (a)        Amendments to Articles of Incorporation or Bylaws. Neither PCCC, PCB nor PFS will amend its Articles of Incorporation or Bylaws.

                         (b)        Change in Capitalization.  Neither PCCC, PCB nor PFS will make any change in its authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine or split any shares of its capital stock or other securities.

                         (c)        Sale or Issuance of Shares or Other Securities. Neither PCCC, PCB nor PFS will sell or issue any additional shares of capital stock or other securities, including any securities convertible into capital stock, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything to the contrary contained in this Agreement, PCCC may issue and sell shares of PCCC Stock upon the exercise of a stock option under PCCC’s 1998 Stock Incentive Plan (a “PCCC Option”) that was granted prior to, and remains outstanding and in effect on, the date of this Agreement, provided that the PCCC Option is exercisable in accordance with its terms at the time of such exercise and that the sale of PCCC Stock upon such exercise is in accordance with the terms and conditions of that PCCC Option and the 1998 Stock Incentive Plan as in effect on the date of this Agreement.

                         (d)        Purchase or Redemption of Shares. Neither PCCC, PCB nor PFS will purchase, redeem, retire or otherwise acquire any shares of its capital stock.

                         (e)        Options, Warrants and Rights.  Neither PCCC, PCB nor PFS will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

                         (f)        Dividends and Distributions.  PCCC will not declare or pay any dividends (whether in cash or in stock) on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

                         (g)        Employment, Benefit or Retirement Agreements or Plans.  Except as required by law or otherwise contemplated in this Agreement, neither PCCC, PCB nor PFS will (i) enter into, become bound by or amend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by it without cost or other liability on no more than 30 days’ notice; (ii) adopt, enter into, become bound by or amend any profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into, become bound by or amend any contract with or commitment to any labor or trade union or association or any collective bargaining group.

                         (h)        Increase in Compensation; Bonuses.  Except as contemplated below, neither PCCC, PCB nor PFS will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its current or former directors, officers, employees or consultants. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time PCCC and PCB may (i) make payments pursuant to and in accordance with the terms of PCB’s Management Incentive Plan for 2004 Previously Disclosed to FCB, (ii) at their discretion, pay a cash bonus to their Chairman and Chief Executive Officer, Tommy B. Wessinger, prior to December 31, 2004, in an amount up to but not to exceed $255,000, and (iii) review and make routine cost-of-living increases in the salaries of their employees, provided that the times and amounts of those increases are consistent with PCCC’s, PCB’s and PFS’s past practices and their salary administration and review policies and procedures in effect on December 31, 2003.

                         (i)        Accounting Practices.  Neither PCCC, PCB nor PFS will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

                         (j)        Acquisitions; Additional Branch Offices.  Neither PCCC, PCB nor PFS will directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

                         (k)        Changes in Business Practices.  Except as may be required by the South Carolina Board, the FDIC, the FRB, or any other Regulatory Authority, or otherwise as shall be required by applicable law, regulation or this Agreement, neither PCCC, PCB nor PFS will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

                         (l)        Exclusive Merger Agreement. Unless, due to a material change in circumstances after the date hereof, PCCC’s Board of Directors reasonably believes in good faith, after consultation with and based on the written advice of its outside legal counsel, that any such action or inaction would violate the directors’ duties or obligations as such to PCCC or to its shareholders, PCCC will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than FCB) relating to a merger or other acquisition of PCCC, PCB or PFS or the purchase or acquisition of any PCCC Stock, any branch office of PCB or all or any significant part of PCCC’s or PCB’s assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning PCCC, PCB, PFS or their business, or afford to any other person or entity access to either of their respective properties, facilities, books or records; (iii) sell or transfer any branch office of PCB or all or any significant part of PCCC’s, PCB’s or PFS’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

                         (m)        Acquisition or Disposition of Assets.  Neither PCCC, PCB nor PFS will:

                                        (i)        Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real property in any amount;

                                        (ii)      Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real property) having a book value or a fair market value, whichever is greater, of more than $25,000 in the case any individual item or asset, or $75,000 in the aggregate for all such items or assets;

                                        (iii)      Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

                                        (iv)        Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of $25,000 in the case any individual item, or $75,000 in the aggregate for all such items or assets;

                                        (v)        Enter into any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of its business consistent with past practices;

                                        (vi)       Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable; or

                                         (vii)      Except in the ordinary course of its business consistent with its past practices with respect to investment securities, loans and similar assets, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or

                                        (viii)     assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of PCCC, PCB or PFS or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

                         (n)        Debt; Liabilities.  Other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, direct investments in PCB by the Federal Reserve Bank of Richmond pursuant to its Treasury Tax and Loan Investment Program, and entering into repurchase agreements, in any such case in the ordinary course of its business consistent with its past practices, neither PCCC, PCB nor PFS will (i) enter into or become bound by any promissory note, Loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) except in the ordinary course of its business consistent with its past practices, incur any other liability or obligation (absolute or contingent).

                         (o)        Liens; Encumbrances.  Neither PCCC, PCB nor PFS will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to FCB, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

                         (p)        Waiver of Rights.  Neither PCCC, PCB nor PFS will waive, release or compromise any rights in its favor against or with respect to any of its current or former officers, directors, shareholders, employees, consultants, or members of families of current or former officers, directors, shareholders, employees or consultants, nor will either of them waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

                         (q)        Other Contracts.  Neither PCCC, PCB nor PFS will enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions in excess of $5,000 in the case of any one contribution or $10,000 in the aggregate; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which it would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) whether or not in the ordinary course of its business, which would obligate or commit it to make expenditures over any period of time of more than $50,000 in the case of any one contract, agreement, commitment or understanding, or more than $100,000 in the case of all contracts, agreements, commitments or understandings (other than contracts, agreements, commitments or understandings entered into in the ordinary course of PCB’s lending operations and/or as otherwise permitted by this Agreement).

                         (r)        Deposit Liabilities. PCB will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

ARTICLE V
COVENANTS OF FCB

        FCB hereby covenants and agrees as follows with PCCC and PCB:

        5.01.        Employees; Employee Benefits.

                         (a)        Employment of PCB Employees. Except as otherwise contemplated by Paragraph 6.09 below, current employees of PCCC or PCB who remain employed by PCCC or PCB at the Effective Time will be offered employment with FCB on an “at will” basis after the Effective Time. In the case of each such employee who elects to become an employee of FCB following the Effective Time (a “Continuing Employee”), such employment will be in such a position, at such location within FCB’s system, and for such rate of compensation, as shall be determined in the ordinary course of FCB’s business following the Effective Time, and except as otherwise provided in separate agreements with certain employees as contemplated by Paragraph 6.09, nothing in this Agreement shall be deemed to constitute an employment agreement between FCB and any such person or to obligate FCB to employ any such person for any specific term or period of time, in any specific position, or at any specific salary or rate of compensation, or to restrict FCB’s right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

                         (b)        Employee Benefits. Except as otherwise provided in this Agreement, following the Effective Time, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by FCB to its employees from time to time on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other FCB employees. Each Continuing Employee will be given credit for his or her full years of service with PCCC or PCB, as the case may be, prior to the Effective Time for purposes of (i) eligibility for participation and vesting (but in no event for benefit accrual purposes) in the case of FCB’s Section 401(k) savings plan and defined benefit pension plan, and (ii) for all purposes under FCB’s other benefit plans that may be offered to Continuing Employees from time to time. Continuing Employees’ participation in FCB’s health insurance plans will be without regard to any pre-existing condition exclusions under FCB’s health insurance plans provided that any such pre-existing condition would have been covered under the health insurance plan of PCB that covered the Continuing Employee immediately prior to the Effective Time. Continuing Employees shall not be required to satisfy the deductible and employee payments required by FCB’s comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by PCB.

        5.02         Further Action; Instruments of Transfer. FCB covenants and agrees with PCCC and PCB that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to PCCC and PCB all documents or instruments required of it herein, and (iii) will cooperate with

PCCC and PCB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI
ADDITIONAL MUTUAL AGREEMENTS

        6.01.        Regulatory Approvals. PCCC, PCB and FCB each agrees with the others that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the South Carolina Board, the FDIC and the FRB. PCCC, PCB and FCB each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of PCCC, PCB or FCB be requested by any of the others or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

        6.02.        Information for Proxy Statement and Applications for Regulatory Approvals. PCCC, PCB and FCB each agrees with the others that (i) it will cooperate with the others in the preparation of the Proxy Statement and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by any of the others and its legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it in writing for inclusion in any of such documents will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (A) the Proxy Statement is filed with and/or approved by the SEC, (B) the Proxy Statement is mailed to PCCC’s shareholders, and (C) the applications for required approvals of Regulatory Authorities are filed and/or such approvals are granted.

        6.03.        Announcements; Confidential Information.

                         (a)        PCCC, PCB and FCB each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein.

                         (b)        For purposes of this Paragraph 6.03, “Confidential Information” refers to any information (including business and financial information) that a party to whom the information pertains (an “Informing Party”) provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided, or to that party’s affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a “Receiving Party”), or which a Receiving Party may otherwise obtain from any examination of an Informing Party’s documents, books, records, files or other written materials or from any discussions with any of the Informing Party’s directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

                         (c)        Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party. Without the Informing Party’s express written consent, the Receiving Party shall not remove any Confidential Information of the Informing Party in written or other recorded form from the Informing Party’s premises.

                         (d)        Prior to the Effective Time, all Confidential Information of an Informing Party is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Agreement, unless the Receiving Party:

(i)	can demonstrate that the same information as the Confidential Information to be disclosed already was in its possession prior to such Confidential Information being obtained;

(ii)	can demonstrate that the same information as the Confidential Information to be disclosed is already publicly available or, at that time, has become publicly available through no fault of, or violation of this Agreement by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(iii)	demonstrates that the same information as the Confidential Information to be disclosed was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party.

                         (e)        Prior to the Effective Time, the Receiving Party (i) may disclose Confidential Information of the Informing Party to the Receiving Party’s affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in discussions of a potential transaction, only on a need to know basis and only if such persons or entities are provided a copy of, and agree in writing for the benefit of the other party to be bound by, the restrictions and obligations of this Confidentiality Agreement; and (ii) will enforce its obligations under this Confidentiality Agreement against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

                         (f)        Upon termination of this Agreement, the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party, or provide an officer’s affidavit as to the destruction of all copies of such Confidential Information.

                         (g)        Prior to the Effective Time, the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party.

                         (h)        Notwithstanding anything contained in this Paragraph 6.03 to the contrary, neither PCCC, PCB nor FCB shall be required to obtain the prior consent of the other parties for any public announcement, statement or disclosure (whether or not involving Confidential Information) which it, in good faith and upon the advice of its legal counsel, believes is required by law; provided, however, that before any such disclosure may be made by either party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law or with respect to filings with the Securities and Exchange Commission or to obtain approvals of Regulatory Authorities necessary to approve the transactions contemplated by this Agreement, give the other party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the other party may seek a protective order or other similar or appropriate relief, and the party intending to make such disclosure also shall undertake in good faith to have any Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made. In the case of filings by either party with the Securities and Exchange Commission or with Regulatory Authorities, the filing party will provide a copy of any such filing to the other party prior to its being filed and to give such other party a reasonable opportunity to review and comment on the content thereof.

        6.04.        Real Property Matters. At its option and expense, FCB may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (collectively, the “Property Examination”) and (ii) site inspections, historic reviews, regulatory analyses, and environmental assessments of the Real Property, together with such other studies, testing and intrusive sampling and analyses as FCB shall deem necessary or desirable (collectively, the “Environmental Survey”).

                         If, in the course of the Property Examination or Environmental Survey, FCB discovers a “Material Defect” (as defined below) with respect to the Real Property, FCB will give prompt written notice thereof to PCB describing the facts or conditions constituting the Material Defect, and FCB shall have the option exercisable upon written notice to PCB to (i) waive the Material Defect, or (ii) unless PCB is able to, and actually does, cure the Material Defect to FCB’s reasonable satisfaction within a reasonable period of time following such notice and without making payments or incurring costs and expenses in excess of an aggregate of $500,000 for all Material Defects related to all Real Property, terminate this Agreement.

                         For purposes of this Agreement, a “Material Defect” shall include:

                                 (a)        the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of PCCC’s and PCB’s representations and warranties contained in Paragraph 2.16 or 2.21, in either such case that FCB reasonably believes will adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which FCB otherwise objects; or

                                 (b)        the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that FCB reasonably believes would cost an aggregate of $500,000 or more to repair, remove or correct as to all such Real Property;

                                 (c)        the existence of facts or circumstances relating to any of the Real Property reflecting that (i) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property, or (ii) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property (including, without limitation, any removal or disposal of materials from the Real Property) which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between PCCC or PCB and any other person or entity, as to which, in either such case, FCB reasonably believes, based on the advice of legal counsel or other consultants, that PCCC or PCB could become responsible or liable, or that FCB could become responsible or liable, following the Effective Time, for assessment, removal, remediation, monetary damages (including, without limitation, any liability for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which PCCC or PCB could incur, or for which FCB could become responsible or liable, following consummation of the Merger at any time or over any period of time, could equal or exceed an aggregate of $500,000 or more as to all such Real Property.

                         It is contemplated that FCB will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and PCCC and PCB understand and agree, that, upon completion of the Property Examination and Environmental Survey, any of the above facts, conditions, circumstances or other matters may be deemed by FCB to constitute a “Material Defect,” with the result that (subject to PCB’s above right to cure) FCB may exercise its right to terminate this Agreement, without regard to any knowledge on the part of FCB or its officers or advisors of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto on the date of this Agreement and without regard to the fact that any such Material Defect or the facts, conditions, circumstances or other matters relating thereto have been disclosed by PCCC or PCB to FCB, or any of its officers or advisors prior to the date of this Agreement (whether pursuant to Paragraph 10.13 below or otherwise).

        6.05.        Directors’ and Officers’ Liability Insurance. PCCC, PCB and FCB agree that, immediately prior to the Effective Time, PCCC and PCB shall purchase “tail” coverage, effective at the Effective Time and for the maximum term available, under and in the same amount of coverage as is provided by their then current directors’ and officers’ and errors and omissions liability insurance policy, provided that the total costs of such tail coverage shall not exceed an aggregate of $75,000 without FCB’s prior written approval.

        6.06.        Final Tax Return. PCCC, PCB and FCB agree that FCB will make all necessary arrangements for FCB’s independent accountants, PricewaterhouseCoopers LLP, to prepare, and FCB will cause to be filed, PCCC’s, PCB’s and PFS’s final federal and state income tax returns for the year in which the Effective Time occurs.

        6.07.        Expenses. Subject to the provisions of Paragraph 8.04 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, PCCC, PCB and FCB each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement and all amounts owed by PCCC to The Carson Medlin Company, including its consulting fees and fees for rendering the “PCCC Fairness Opinion” described in Paragraph 7.01(d), will be deemed to have been incurred solely by PCCC.

        6.08.        Appointment to FCB’s Board of Directors. So long he remains a director of PCCC at the Effective Time, then, within ten business days following the Effective Time, FCB’s Board of Directors will increase its number of members by one, and PCCC’s Chairman and Chief Executive Officer, Tommy B. Wessinger, will be appointed to serve as a director of FCB for a term of office extending to the next annual meeting of FCB’s shareholders at which its directors are elected. Mr. Wessinger’s continued service as a director will be subject to FCB’s normal director nomination and election processes.

        6.09.        Employment and Consulting Agreements.

                         (a)        Consulting Agreement. Prior to the date of this Agreement, PCB and FCB have entered into a Consulting Agreement with PCB’s Chairman and Chief Executive Officer, Tommy B. Wessinger (the “Consulting Agreement”). Following the date of this Agreement and prior to the Closing,

PCB and FCB will maintain that agreement in effect and will not make or agree to any amendments or modification of the Consulting Agreement without the written consent of all parties thereto.

                         (b)        Employment Agreements. Prior to the date of this Agreement, PCB has entered into an Employment Agreement with each of L. Stephen Lineberry, Dale G. Slack, Sr., W. Marsh Burckhalter, Sr., and Thomas H. Lyles (the “Employment Agreements”). Following the date of this Agreement and prior to the Closing, PCB will maintain those agreements in effect and will not make or agree to any amendments or modification of any of the Employment Agreements except with the written consent of FCB.

        6.10.        Treatment of Section 401(k) Plan. PCB’s Section 401(k) plan will be terminated, effective immediately prior to the Effective Time. Each participant in PCB’s plan at the time it is terminated may elect, upon completion of the termination and the final liquidation of the plan, (i) to receive a distribution of the assets credited to his or her plan account at that time, (ii) to have those assets credited as a direct “roll-over” to the participant’s individual retirement plan account, or, (iii) if the participant has become a participant in FCB’s Section 401(k) plan, to have those assets credited as a “roll-over” to the participant’s plan account under FCB’s plan.

                         PCCC and PCB agree that they will take or cause to be taken such actions as FCB shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate such plan termination. As successor to PCB, FCB agrees that, as of the Effective Time, it will assume any and all administrative and fiduciary duties of PCCC or PCB with respect to completion of the termination and liquidation of PCB’s plan, including duties relating to filings with the Internal Revenue Service relating to the plan.

        6.11.         PCCC Option Terminations and Releases.

                         (a)        Following the date of this Agreement, and not less than 30 days before the Effective Time, the Committee of PCCC’s Board of Directors appointed by the Board to administer PCCC’s 1998 Stock Incentive Plan (the “Plan”) shall take action as required by and described in Section 5.2(b)(i) of the Plan to cause (i) all then outstanding PCCC Options to become exercisable immediately, and (ii) all PCCC Options, to the extent not sooner exercised, to terminate at the Effective Time (which, in any event, shall be not less than 30 days following the giving by the Committee of written notice of such action to holders of the PCCC Options). Such action shall be taken, and written notice thereof given, in accordance with Section 5.2(b)(i) of the Plan and in such a manner and at such a time as will insure that, except to the extent that they previously shall have been exercised, and subject to consummation of the Merger, all PCCC Options shall terminate no later than the Effective Time.

                         (b)        In conjunction with the above acceleration and termination of outstanding PCCC Options, PCCC may offer to enter into a written agreement (an “Option Release”) in form satisfactory to FCB with each holder of a then outstanding PCCC Option that will provide that, in consideration for the holder’s agreement to voluntarily terminate his or her PCCC Option immediately prior to the Effective Time and without its being exercised, as well as the holder’s other agreements contained in the Option Release, (i) PCCC will pay to the holder of that PCCC Option, in cash, and in a lump-sum prior to the Effective Time, an amount (if any) equal to (A) $30.00, minus the exercise price of that PCCC Option as provided in the written agreement evidencing it, multiplied by (B) the number of shares covered by the PCCC Option, (ii) the holder understands and agrees that he or she will be and remain responsible for the timely payment of all federal and state income taxes and his or her portion of any FICA and FUTA taxes applicable to the above payment, (iii) PCCC and its successors in interest may withhold from such payment any and all such taxes that it reasonably believes it is required to withhold; (iv) the holder understands and agrees that no assurances or representations are being made to him or her by PCCC with respect to the tax treatment of any such payment, and (v) the holder fully and completely releases PCCC and its successors in interest from any further obligation with respect to his or her PCCC Option and from any liability for the tax consequences of such payment. No such payment shall be made unless and until the holder of the PCCC Option with respect to which payment is to be made executes and delivers an Option Release to PCCC. As a result of the Merger, and by operation of law, FCB will become responsible for PCCC’s obligations, and shall become entitled to all rights of PCCC, under the Option Releases, from and after the Effective Time. If necessary in order to fund payments it is obligated to make pursuant to this Paragraph 6.11 prior to the Effective Time, PCCC shall be permitted to sell securities held in its investment portfolio or to borrow funds for a term not exceeding 90 days. Prior to taking any such action, PCCC agrees to consult with FCB to discuss any such sale or borrowing, and PCCC will in good faith consider FCB’s recommendations in making its decision on arrangements for such funding. If the tax law existing on the date of the execution of this Agreement changes prior to the Effective Time and negatively impacts the holders of PCCC Options, PCCC reserves the right to compensate the affected holders in the form of a bonus to cover any additional taxes which may be due as a result of payment for the cancellation of PCCC Options.

request deferred payments, FCB will assume PCCC’s obligation for such payments from and after the Effective Time.

        6.12         Credit Files and Documentation. Prior to the Effective Time, PCCC and PCB will adopt and implement policies and procedures, or amend their existing policies and procedures, as specified by FCB for the creation, content and maintenance of credit files. PCB will review each existing credit file relating to an outstanding Loan on its books having a principal balance of $100,000 or more and will take all such commercially reasonable actions as are necessary or that FCB specifies to conform, in all material respects, the content and format of those credit files to, and to cause those credit files to contain, in all material respects, all items of information and documentation required by, FCB’s policies and procedures; and, PCB will use its commercially reasonable efforts in good faith to take those same actions with respect to its other credit files.

        6.13         Correction of Credit Documentation and Compliance Deficiencies. If, during the course of its continuing review of PCB’s credit files after the date of this Agreement, FCB notifies PCCC of situations or circumstances relating to specific Loans or credit files that FCB has identified and that FCB, in its discretion, considers to be deficiencies in Loan documentation or to constitute violations of applicable banking rules or regulations relating to Loans, PCB promptly will take all commercially reasonable actions as are necessary or that FCB specifies in order to correct, in all material respects, those deficiencies or violations to FCB’s reasonable satisfaction prior to the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT TO MERGER

        7.01.        Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

                         (a)        Approval by Regulatory Authorities; Disadvantageous Conditions. (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the South Carolina Board, the FDIC and the FRB, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by FCB to so adversely impact the economic or business benefits of this Agreement to FCB as to render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals by the FDIC for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

                         (b)        Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or either of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit PCCC, PCB or FCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against PCCC, PCB, PFS or FCB or any of their respective officers or directors which shall reasonably be considered by PCCC or FCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

                         (c)        Approval by Boards of Directors and Shareholders. The Boards of Directors of each of PCCC, PCB and FCB shall have duly approved and adopted this Agreement, the shareholders of PCCC shall have duly approved the Plan of Merger at the PCCC Shareholders’ Meeting, and PCCC and Bancorp, as the sole shareholders of PCB and FCB, respectively, shall have duly approved and adopted the Plan of Merger, all by appropriate resolutions and to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and ByLaws.

                         (d)        Fairness Opinion. PCCC shall have received from its financial advisor, The Carson Medlin Company, a written opinion, dated within five business days prior to the mailing date for the Proxy Statement, in a form satisfactory to it (the “PCCC Fairness Opinion”), to the effect that the terms of the Merger, including the consideration to be received by PCCC’s shareholders in the Merger, is fair, from a financial point of view, to PCCC and its shareholders, and The Carson Medlin Company shall have delivered a letter to PCCC, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to PCCC and its shareholders.

                         (e)        Consulting Agreement. The Consulting Agreement, as described in Paragraph 6.09(a) shall have been executed and delivered by and between PCB, FCB and Tommy B. Wessinger and shall remain in full force and effect in accordance with its original terms, except to the extent that such Agreement shall have been modified or amended with the written consent of all parties thereto.

                         (f)        Employment Agreements. The Employment Agreements described in Paragraph 6.09(b) shall have been executed and delivered by and between PCB and each of the officers of PCB named in that Paragraph, PCB shall have delivered a fully executed copy of each such Employment Agreement to FCB, and each such Employment Agreement shall not have been terminated, modified or amended by PCB except with the written consent of FCB.

                         (g)        No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by either party hereto.

                         (h)        Articles of Merger; Other Actions. The Articles of Merger described in Paragraph 1.06 shall have been duly executed by FCB and filed with the South Carolina Secretary of State as provided in that Paragraph.

        7.02.        Additional Conditions to PCCC’s and PCB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, PCCC’s and PCB’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

                         (a)        Compliance with Laws. FCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may be material and adverse to FCB’s ability to consummate the Merger.

                         (b)        FCB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by PCCC as provided in Paragraph 10.02, each of the representations and warranties of FCB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which are not, individually or in the aggregate, material and adverse to FCB’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and FCB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                         PCCC and PCB shall have received a certificate dated as of the Closing Date and executed by FCB and its Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by PCCC.

                         (c)        Legal Opinion of FCB’s Counsel.  PCCC shall have received the written legal opinion of Sherrill & Roof, LLP, counsel for FCB, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as PCCC shall reasonably request and otherwise in form and substance reasonably satisfactory to PCCC.

                         (d)        Other Documents and Information.  FCB shall have provided to PCCC correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and sole shareholder pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of FCB’s officers who executed this Agreement or any other documents delivered to PCCC and PCB in connection with the Closing.

                         (e)        Acceptance by PCCC’s Counsel.  The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to PCCC’s legal counsel.

        7.03.        Additional Conditions to FCB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FCB’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

                         (a)        Material Adverse Change.  There shall not have occurred any PCCC Material Adverse Change, and there shall not have occurred any events or developments, and there shall not exist any conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any PCCC Material Adverse Change.

                         (b)        Compliance with Laws.  PCCC and PCB each shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement and where the violation of or failure to comply with any such law or regulation reasonably could be expected to have a PCCC Material Adverse Effect.

                         (c)        PCCC’s and PCB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate.  Unless waived in writing by FCB as provided in Paragraph 10.02, each of the representations and warranties of PCCC contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect, and (ii) as otherwise contemplated by this Agreement; and PCCC shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                         FCB shall have received a certificate dated as of the Closing Date and executed by PCCC and its Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by FCB.

                         (d)        Director Resignations. PCB shall have received and delivered to FCB a Director Resignation from each then current member of PCB’s Board of Directors, effective as of the Effective Time.

                         (e)        PCCC Option Terminations and Releases. Except to the extent that they shall previously have been exercised in accordance with their terms, all outstanding PCCC Options shall have been effectively terminated in the manner described in Paragraph 6.11, effective not later than the Effective Time.

                         (f)        Consents to Assignments. PCCC shall have obtained and delivered to FCB the consents to assignments of contracts and leases requested by FCB pursuant to Paragraph 4.01(g) above.

                         (g)        Legal Opinion of PCCC’s Counsel.  FCB shall have received the written legal opinion of Nelson, Mullins, Riley & Scarborough, LLP, counsel to PCCC and PCB, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as FCB shall reasonably request and otherwise in form and substance reasonably satisfactory to FCB.

                         (h)        Other Documents and Information. PCCC and PCB shall have provided to FCB correct and complete copies (all certified by PCCC’s and PCB’s Secretaries) of PCCC’s and PCB’s Articles of Incorporation and Bylaws, and resolutions of their Boards of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of PCCC’s and PCB’s officers who executed this Agreement or any other documents delivered to FCB in connection with the Closing.

                         (i)        Acceptance by FCB’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to FCB’s legal counsel.

ARTICLE VIII
TERMINATION; BREACH; REMEDIES

        8.01.        Mutual Termination.  At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of PCCC), this Agreement may be terminated by the mutual agreement of PCCC and FCB. Upon any such mutual termination, all obligations of PCCC, PCB and FCB hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.07.

        8.02.        Unilateral Termination.  Prior to the Effective Time, this Agreement may be terminated by either FCB or PCCC (whether before or after approval hereof by PCCC’s shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

                         (a)        Termination by FCB.  This Agreement may be terminated by FCB by action of its Board of Directors or Executive Committee:

                                       (i)        if any of the conditions to FCB’s obligations set forth in Paragraph 7.01 or 7.03 above shall not have been satisfied in all material respects or effectively waived in writing by FCB by May 31, 2005 (except to the extent the failure of such condition to be satisfied has been caused by the failure of FCB to satisfy any of its obligations, covenants or agreements contained herein);

                                       (ii)      if PCCC or PCB shall have violated or failed to fully perform any of their obligations, covenants or agreements contained in Article IV or VI herein in any material respect, except for breaches, violations or failures that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect;

                                       (iii)     if FCB determines at any time that (A) any of PCCC’s or PCB’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of PCCC, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of PCCC, except, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect;

                                       (iv)      if PCCC’s shareholders do not ratify and approve this Agreement and the Merger at the PCCC Shareholders’ Meeting or if, notwithstanding FCB’s satisfaction in all material respects of its obligations under Paragraphs 6.02 above, the PCCC Shareholders’ Meeting is not held by March 31, 2005;

                                       (v)        if the Merger shall not have become effective on or before June 30, 2005, or such later date as shall be mutually agreed upon in writing by FCB and PCCC;

                                       (vi)      under the circumstances described in Paragraph 6.04; or

                                       (vii)     if, for the reasons and to the extent permitted by Paragraph 4.01, the Proxy Statement distributed by PCCC to its shareholders in connection with the PCCC Shareholders’ Meeting does not state that PCCC’s Board of Directors considers the Merger to be advisable and in the best interests of PCCC and its shareholders and that the Board recommends that PCCC’s shareholders vote for approval of the Plan of Merger (or, after having made such a recommendation in the Proxy Statement, the Board withdraws, qualifies or revises that recommendation in any material respect), or PCCC’s Board of Directors does not actively encourage PCCC’s shareholder to vote their shares of PCCC Stock at the PCCC Shareholders’ Meeting in favor of ratification and approval of the Plan of Merger.

                                       However, before FCB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to PCCC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by FCB shall not become effective if, within 30 days following the giving of such notice, PCCC or PCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of FCB’s written notice PCCC or PCB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to FCB’s reasonable satisfaction within a reasonable time thereafter. In the event PCCC or PCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB within such notice period (or during the extended period described above), termination of this Agreement by FCB thereafter shall be effective upon its giving of written notice of termination to PCCC in the manner provided herein.

                         (b)        Termination by PCCC.  Prior to the Effective Time, this Agreement may be terminated by PCCC by action of its Board of Directors:

                                       (i)         if any of the conditions to PCCC’s and PCB’s obligations set forth in Paragraph 7.01 or 7.02 above shall not have been satisfied in all material respects or effectively waived in writing by PCCC by May 31, 2005 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of PCCC or PCB to satisfy any of its obligations, covenants or agreements contained herein);

                                       (ii)        if FCB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect except for breaches, violations or failures that, individually or in the aggregate, have not had, and can not reasonably be expected to have, an adverse effect on FCB’s ability to consummate the Merger;

                                       (iii)       if PCCC determines at any time that (A) any of FCB’s representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of FCB, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of FCB, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a material adverse effect on FCB’s ability to consummate the Merger;

                                       (iv)        if, notwithstanding PCCC’s satisfaction of its obligations under Paragraphs 4.01(a) and 6.02 above, its shareholders do not ratify and approve this Agreement and the Merger at the PCCC Shareholders’ Meeting;

                                       (v)        if the Merger shall not have become effective on or before June 30, 2005, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; or,

                                       (vi)        in the event that the Board of Directors of PCCC determines in good faith, after consultation with outside counsel, that in light of a “Superior Proposal” (as defined below) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to PCCC and to PCCC’s shareholders under applicable law; provided, however, that PCCC’s Board of Directors may terminate this Agreement pursuant to this Section 8.02(b)(vi) only if it concurrently enters into an “Acquisition Agreement” (as defined below) related to a Superior Proposal; and, provided further, however, that this Agreement may be terminated pursuant to this Section 8.02(b)(vi) only after the fifth business day following FCB’s receipt of written notice advising FCB that the Board of Directors of PCCC is prepared to accept a Superior Proposal, and only if, during such five-day period, if FCB so elects, PCCC and its advisors shall have negotiated in good faith with FCB to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the transactions contemplated herein on such adjusted terms.

                                                  “Superior Proposal” means an unsolicited, bona fide, written offer made by a third party to consummate an “Acquisition Proposal” (as defined below) that PCCC’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of PCCC than the transactions contemplated hereby.

                                                  “Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving PCCC or PCB, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of PCCC’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of PCCC’s or PCB’s capital stock, or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

                                                  “Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement that relates to or provides for any transaction that is described in or contemplated by Acquisition Proposal.

                         However, before PCCC may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to FCB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by PCCC shall not become effective if, within 30 days following the giving of such notice, FCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCC or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of PCCC’s written notice FCB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to PCCC’s reasonable satisfaction within a reasonable time thereafter. In the event FCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCC within such notice period (or during the extended period described above), termination of this Agreement by PCCC thereafter shall be effective upon its giving of written notice thereof to FCB in the manner provided herein.

                         (c)        Survival of Certain Covenants Following Termination. Notwithstanding anything contained in this Agreement to the contrary, PCCC’s, PCB’s and FCB’s respective rights, obligations and liabilities pursuant to Paragraphs 6.03, 8.01, 8.02, 8.03, 8.04 and 9.01(a) of this Agreement shall not be affected by a termination of this Agreement, and, following any such termination, those rights, obligations and liabilities shall survive, remain in full force and effect and be fully enforceable in accordance with their terms.

        8.03.         Termination Fees.

                         (a)        If FCB terminates this Agreement pursuant to Paragraph 8.02(a)(vii), then PCCC shall make payment to FCB of a termination fee in the amount of $250,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and before the date 12 months after such termination PCCC or PCB shall have executed or entered into an Acquisition Agreement, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $750,000. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

                         (b)        If this Agreement is terminated by PCCC pursuant to Paragraph 8.02(b)(ii) where FCB’s failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within FCB’s control, then FCB shall be obligated to make payment to PCCC of a termination fee in the amount of $500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

                         (c)        If this Agreement is terminated by FCB pursuant to Paragraph 8.02(a)(ii) where PCCC’s or PCB’s failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within PCCC’s or PCB’s control, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $250,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and prior to the date of such termination an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of PCCC, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $750,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, PCCC or PCB shall have executed or entered into an Acquisition Agreement. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

                         (d)        If this Agreement is terminated by either FCB pursuant to Paragraph 8.02(a)(iv), or by PCCC pursuant to Section 8.02(b)(iv), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of PCCC at any time after the date of this Agreement and prior to the date of the PCCC Shareholders’ Meeting, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,000,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, PCCC or PCB shall have executed or entered into an Acquisition Agreement. Such amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

                         (e)        If PCCC terminates this Agreement pursuant to Paragraph 8.2(b)(vi), then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,000,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

                         (f)        Any termination fees payable by FCB, PCCC or PCB under any provision of this Paragraph 8.03 shall be in addition to, and not in lieu of, any other amounts that also may become payable by any of them pursuant to Paragraph 8.04 below.

         8.04.        Breach; Remedies.

                         (a)        Breach by PCCC or PCB. Except as otherwise provided in this Paragraph 8.04, and in addition to any termination fees that may become payable under Paragraph 8.03 above, (i) in the event of a breach by PCCC or PCB of any of its representations or warranties contained in Article II of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of PCCC’s or PCB’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, FCB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 8.02(a); and (ii) in the event of any such termination of this Agreement by FCB due to a failure by PCCC or PCB to perform any of their obligations, agreements or covenants contained in Articles IV or VI of this Agreement for reasons reasonably within its control, PCCC and PCB additionally shall be obligated, jointly and severally, to reimburse FCB for up to (but not more than) $250,000 in expenses described in Paragraph 6.07 which actually have been incurred by FCB.

                         (b)        Breach by FCB. Except as otherwise provided in this Paragraph 8.04, and in addition to any termination fees that may become payable under Paragraph 8.03 above, (i) in the event of a breach by FCB of any of its representations or warranties contained in Article III of this Agreement, or in the event of FCB’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, PCCC’s and PCB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 8.02(b); and (ii) in the event of any such termination of this Agreement by PCCC and PCB due to a failure by FCB to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement for reasons reasonably within its control, FCB additionally shall be obligated to reimburse PCCC and PCB for up to (but not more than) an aggregate of $250,000 in expenses described in Paragraph 6.07 which actually have been incurred by PCCC and PCB.

                         (c)        Willful and Intentional Breach. Notwithstanding subparagraphs 8.04(a) and 8.04(b) or any other provision of this Agreement to the contrary:

(i)	if either party to this Agreement breaches this Agreement by willfully or intentionally and without justification failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.07, together with other damages recoverable at law or in equity; and,

(ii)	either party shall be entitled to commence a suit at law for the purposes of (A) obtaining appropriate equitable relief in the event of a violation, or imminent violation, by the other party of Paragraph 6.03 above, or (B) enforcing the indemnification obligation of the other party under Paragraph 9.01 of this Agreement.

ARTICLE IX
INDEMNIFICATION

        9.01.         Indemnification Following Termination of Agreement.

                         (a)        By PCCC and PCB.  PCCC and PCB agree that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FCB and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FCB:

(i)	in connection with or which arise out of, result from, or are based upon (A) PCCC’s, PCB’s or PFS’s operations or business transactions or its relationship with any of its employees, or (B) PCCC’s, PCB’s or PFS’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)	in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by PCCC or PCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of PCCC or PCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)	in connection with or which arise out of, result from, or are based upon any information provided by PCCC or PCB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PCCC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                         (b)        By FCB.  FCB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend PCCC and PCB and their officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by PCCC or PCB:

(i)	in connection with or which arise out of, result from, or are based upon (A) FCB’s operations or business transactions or its relationship with any of its employees, or (B) FCB’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii)	in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii)	in connection with or which arise out of, result from, or are based upon any information provided by FCB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PCCC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                         (c)        Procedure for Claiming Indemnification. If any matter subject to indemnification under this Paragraph 9.01 arises in the form of a claim (herein referred to as a “Third Party Claim”) against PCCC, PCB or FCB, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisors or consultants (collectively, “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

        9.02.        Indemnification of PCCC’s and PCB’s Directors and Officers.

                         (a)        From and after the Effective Time, and without releasing any insurance carrier and after exhaustion of all applicable director and officer liability insurance coverage for PCCC, PCB and PFS and their directors and officers, FCB, as successor in interest to PCCC and PCB, will be obligated to indemnify each present and former director and officer of PCCC, PCB, PFS, and each officer or employee of PCCC, PCB and PFS that is serving or has served as a director or trustee of another entity expressly at PCCC’s request or direction (each, an “Indemnified Party”), as and to the extent that each of those persons would have had a right to be indemnified by PCCC and PCB under their respective certificates of incorporation and bylaws in effect on the date of this Agreement, or under Chapter 8 of the South Carolina Business Corporation Act of 1988, had the Merger not been consummated, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred.

                         (b)        Any Indemnified Party wishing to claim indemnification under Paragraph 9.02(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FCB thereof, but the failure to so notify shall not relieve FCB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FCB. Notwithstanding anything contained in this Paragraph 9.02 to the contrary, FCB shall have the right to assume the defense of any such claim, action, suit, proceeding or investigation and, upon such assumption, FCB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses incurred by such Indemnified Party in connection with the defense thereof. However, if FCB elects not to assume such defense or counsel for such Indemnified Party, or if FCB advises such Indemnified Party that there are issues which raise conflicts of interest between FCB and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him, and FCB shall pay the reasonable fees and expenses of such counsel.

                         (c)        Notwithstanding anything contained in this Paragraph 9.02 to the contrary, FCB shall not be liable for any settlement of any such claim, action, suit, proceeding or investigation that is effected without its prior written consent.

                         (d)        In the event FCB or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FCB assume the obligations set forth in this Paragraph 9.02.

                         (e)        The provisions of this Section 9.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.01.       Survival of Representations, Warranties, Indemnification and Other Agreements.

                         (a)        Representations, Warranties and Other Agreements. Except as provided below, none of the representations, warranties or agreements of PCCC, PCB or FCB contained in this Agreement shall survive consummation of the Merger, and no party shall have any right after the

Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

                         (b)        Indemnification. The agreements of PCCC, PCB and FCB under Paragraph 9.01 shall become effective only in the event that this Agreement is terminated, and those agreements shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.

        10.02.      Waiver.  Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in FCB’s case, by its Board of Directors or Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by either party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of either party to exercise any power, or to insist upon a strict compliance by the other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any either to demand full and complete compliance with such terms.

        10.03.      Amendment.  This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of PCCC, by an agreement in writing approved by the Board of Directors of PCCC and the Board of Directors or Executive Committee of FCB and executed in the same manner as this Agreement; provided however, that, except with the further approval of PCCC’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by PCCC’s shareholders no change may be made in the amount of consideration into which each share of PCCC Stock will be converted.

        10.04.      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, by U.S. mail, first class postage prepaid, or by telecopier when a receipt for delivery is obtained by the sender, in each case addressed as follows (or to such other address as shall have been communicated to the party giving the notice as provided above):

If to PCCC or PCB, to:	With copy to:

People's Community Capital Corporation	Neil Grayson
125 Park Avenue, SW	Nelson, Mullins, Riley & Scarborough, LLP
Aiken, South Carolina 29801	104 S. Main Street, Suite 900
Attn: Thomas B. Wessinger, Chief Executive Officer	Greenville, South Carolina 29601
Fax: (803) 641-7555	Fax: (864) 250-2359

If to FCB, to:	With copy to:

First Citizens Bank and Trust Company, Inc.	William R. Lathan, Jr.	C. Joseph Roof
1225 Lady Street	Ward and Smith, P.A.	Sherrill & Roof LLP
Columbia, South Carolina 29201	1001 College Court	1122 Lady St., Suite 700
Attn: Craig L. Nix, Chief Financial Officer	New Bern, NC 28562	Columbia, SC 29201
Fax: (803) 931-8648	Fax: (252) 672-5477	Fax: (803) 733-2990

        10.05.      Further Assurance.  PCCC, PCB and FCB each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

        10.06.      Headings and Captions.  Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

        10.07.      Gender and Number. As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

        10.08.      Entire Agreement.  This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

        10.09.      Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

        10.10.      Assignment.  This Agreement may not be assigned by either party hereto except with the prior written consent of the other parties hereto.

        10.11.      Counterparts.   Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

        10.12.      Governing Law.  This Agreement is made in and shall be construed and enforced in accordance with the laws of South Carolina.

        10.13.      Previously Disclosed Information.  As used in this Agreement, “Previously Disclosed to FCB” and “Previously Disclosed to PCCC” shall mean the disclosure of information by PCCC and PCB to FCB, or by FCB to PCCC, respectively, as of September 30, 2004, or as of such other date as is specified herein, in a letter delivered by the disclosing party(ies) to the other(s) at least three business days prior to the date hereof. In either case, such letter shall specifically refer to this Agreement and be arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto.

        10.14      Best Knowledge. The terms “Best Knowledge” and “Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which, in the case of the Knowledge of PCCC, executive officers of PCCC, PCB or PFS, or in the case of Knowledge of FCB, executive officers of FCB, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

        10.15.      Inspection.  Any right of FCB under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of PCCC, PCB or PFS, or of PCCC and PCB to investigate or inspect the same of FCB, in no way shall establish any presumption that either of them should have conducted any investigation or that such right has been exercised by it, its agents, representatives or others. Any investigations or inspections actually made by PCCC, PCB, FCB or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of either such party in this Agreement.

                 IN WITNESS WHEREOF, PCCC, PCB and FCB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

PEOPLE'S COMMUNITY CAPITAL CORPORATION
[CORPORATE SEAL]

ATTEST:	By: /s/ Tommy B. Wessinger
Tommy B. Wessinger
/s/ Thomas H. Lyles	Chairman and Chief Executive Officer
Secretary

PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA
[CORPORATE SEAL]

ATTEST:	By: /s/ Tommy B. Wessinger
Tommy B. Wessinger
/s/ Thomas H. Lyles	Chairman and Chief Executive Officer
Secretary

FIRST CITIZENS BANK AND TRUST COMPANY, INC.
[CORPORATE SEAL]

ATTEST:	By: /s/ Jim B. Apple
Jim B. Apple
/s/ Kimberly R. Jordan	Chairman and Chief Executive Officer
Assist. Secretary

EXHIBIT A

PLAN OF MERGER

BY AND AMONG
PEOPLE’S COMMUNITY CAPITAL CORPORATION
PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA
AND
FIRST CITIZENS BANK AND TRUST COMPANY, INC.

    1.        Names of Merging Corporations.  The names of the corporations proposed to be merged are PEOPLE’S COMMUNITY CAPITAL CORPORATION (“PCCC”), PEOPLE’S COMMUNITY BANK OF SOUTH CAROLINA (“PCB”), and FIRST CITIZENS BANK AND TRUST COMPANY, INC. (“FCB”).

    2.        Nature of Transaction.  Subject to the provisions of this Plan of Merger, at the “Effective Time” (as defined in Paragraph 7 below), PCCC and PCB each simultaneously will be merged into and with FCB (the “Merger”).

    3.        Effect of Merger; Surviving Corporation.  At the Effective Time, and by reason of the Merger, the separate corporate existences of PCCC and PCB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and PCB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

    4.        Assets and Liabilities of PCCC and PCB.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of PCCC and PCB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other chooses in action and every other interest of or belonging to or due to PCCC or PCB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PCCC and PCB (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PCCC and PCB (including duties as trustee or fiduciary) as of the Effective Time. By virtue of the Merger, PCB’s interest in and ownership of the outstanding shares of $5.00 par value common stock of its wholly-owned subsidiary, People’s Financial Services, Inc. (“PFS”), shall be transferred to and vest in FCB, and PFS shall become a wholly-owned subsidiary of FCB.

    5.        Conversion and Exchange of Stock.

               (a)        Conversion of PCCC Stock.  Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of PCCC’s shareholders with respect to all outstanding shares of PCCC’s $0.01 par value common stock (“PCCC Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share (not to exceed an aggregate of the 1,179,237 shares outstanding on the date of this Plan of Merger and up to 210,603 shares for which options to purchase PCCC Stock have been issued under PCCC’s 1998 Stock Incentive Plan and could be exercised before the Closing) shall be converted, without any action by PCCC, FCB or any PCCC shareholder, into the right

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to receive cash in the amount of $30.00, all in the manner and subject to the limitations described in this Plan of Merger.

               At the Effective Time, and without any action by FCB, PCCC or any PCCC shareholder, PCCC’s stock transfer books shall be closed and there shall be no further transfers of PCCC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing PCCC Stock (a “PCCC Certificate”) by any holder thereof, and the holders of PCCC Certificates shall cease to be, and shall have no further rights as, shareholders of PCCC other than as provided in this Plan of Merger. Following the Effective Time, PCCC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their PCCC Stock was converted at the Effective Time as provided in this Paragraph 5(a), or in the case of PCCC Stock held by shareholders who properly shall have exercised “Dissenters Rights” (as defined in Paragraph 5(e)), cash as provided in Title 13 of the South Carolina Business Corporation Act of 1988.

               (b)        Cancellation of PCB Stock. At the Effective Time, all outstanding shares of PCB’s $5.00 par value common stock (“PCB Stock”) shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

               (c)        Exchange and Payment Procedures; Surrender of Certificates. As promptly as practicable, but not more than five business days following the Effective Time, FCB shall send or cause to be sent to each former PCCC shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering PCCC Certificates to FCB or to an exchange agent appointed by FCB. Upon the proper surrender and delivery to FCB or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of PCCC of his or her PCCC Certificate(s), and in exchange therefor, FCB shall as soon as practicable issue and deliver to the shareholder the consideration into which the shareholder’s PCCC Stock has been converted.

               Subject to Paragraph 5(f) below, no cash shall be issued or delivered to any former PCCC shareholder unless and until such shareholder shall have properly surrendered to FCB or its agent the PCCC Certificate(s) formerly representing his or her shares of PCCC Stock, together with a properly completed Transmittal Letter. Further, FCB shall have no obligation to pay interest for any period after the Effective Time on the cash to which any former PCCC shareholders become entitled as a result of the Merger.

               (d)        Antidilutive Adjustments. If, prior to the Effective Time, PCCC shall declare any dividend payable in shares of PCCC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of PCCC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of PCCC Stock will be converted at the Effective Time pursuant to this Plan of Merger.

               (e)        Dissenters.  Any shareholder of PCCC who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988 (“Dissenter’s Rights”), shall be entitled to receive payment of the fair value of his or her shares of PCCC Stock in the manner and pursuant to the procedures provided therein. Shares of PCCC Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 5(a). However, if any shareholder of PCCC who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of PCCC Stock, at FCB’s sole option, shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 5(a) hereof.

               (f)        Lost Certificates.  Following the Effective Time, shareholders of PCCC whose PCCC Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive

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the consideration into to which their PCCC Stock was converted in accordance with and upon compliance with reasonable conditions imposed by FCB, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to FCB.

               6.        Articles of Incorporation, Bylaws and Management.  The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors and officers of FCB in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

               7.        Effective Time.  The Merger will become effective at [____] [___].M. on [_______], 2005 (the “Effective Time”)

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